Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Leann Vandergrift Media Relations 949.349.7411/7420 tel	Exhibit 99.1

949.349.2000 tel 949.349.7175 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

News Release

Fluor Reports Second Quarter Results;
Strong New Awards Trend Continues
ALISO VIEJO, Calif., — August 8, 2005 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2005. The company reported a net loss of $16.4 million, or 19 cents per share, compared with net earnings of $44.8 million, or 54 cents per share, in the second quarter of 2004. The second quarter loss was due to the impact of a charge of $65.0 million, or 77 cents per share, relating to an unfavorable jury verdict on a resort hotel project in the Caribbean. Revenues for the quarter increased 32 percent to $2.9 billion compared with $2.2 billion a year ago.
     The $65 million charge included $5 million for estimated interest expense and attorneys’ fees. Including the charge, consolidated operating profit was $31.9 million, compared with $99.6 million in the second quarter last year. The charge had the added impact of substantially increasing the effective tax rate for the quarter.
     New project awards in the second quarter were $3.2 billion compared with $3.3 billion a year ago. The strong quarterly trend experienced over the past 18 months continues and marks the sixth consecutive quarter of new awards exceeding $3 billion. Backlog rose 21 percent to $15.7 billion, compared with $12.9 billion a year ago, and $15.4 billion in the first quarter.
     “The jury verdict on the hotel project was wholly unexpected, and as we do not believe it was supported by the facts or by applicable law,” said Chairman and Chief Executive Officer Alan Boeckmann, “we are pursuing all possible avenues of reconsideration or appeal. While we are obviously disappointed with the impact that the charge had on earnings in the quarter, we are encouraged by the continuing strength in new awards and backlog. We are also very pleased with the substantial improvement in cash flow, with approximately $140 million generated by operations in the quarter.”
     Corporate G&A for the quarter was $27.7 million, including a pre-tax gain of $4.2 million from the sale of a real estate property, compared with $33.0 million a year ago. Fluor’s financial condition was further strengthened during the quarter, with cash and securities rising to $689 million, up from $643 million at the end of the first quarter. The debt-to-capital ratio at the end of the quarter was reduced to 24 percent.

Outlook
     Solid global economic fundamentals continue to drive strong capital spending, and the outlook for the majority of Fluor’s markets remains positive. Fluor’s broad industry and geographic diversity have positioned the company to benefit from a number of major markets that are in a positive part of their business cycle.
     The global oil and gas industry continues to make sizable, sustained levels of investment, with increased spending on major petrochemical facilities in particular. The outlook for investment in new and existing coal-fired power facilities in the U.S. also continues to progress.
     While the company remains very encouraged by the outlook for significant ongoing client spending and the potential it represents for future earnings performance, the project charge recorded in the quarter has clearly impacted the full year earnings guidance. Fluor’s guidance for 2005, adjusted for the impact of the 77 cents per share charge, otherwise remains essentially unchanged and translates to a revised range of $1.55 to $1.75 per share.
Business Segments
     Fluor’s Oil & Gas segment reported very strong operating profit, up 53 percent to $49.6 million compared with $32.5 million in the second quarter last year. Revenues increased 64 percent to $1.2 billion from $741 million last year. Operating margin in the quarter was 4.1 percent, slightly below 4.4 percent a year ago. The improved revenues and operating profit reflect the significantly increased volume of work being performed on major backlog programs and the strong continuing flow of new awards.
     Operating performance in the Industrial & Infrastructure business segment was materially impacted by the hotel project charge. In addition, the quarter included a $9 million downward adjustment for disputed change orders on another project. As a result, the segment reported an operating loss of $63.8 million, compared with an operating profit of $13.3 million a year ago. Revenues were $558 million, an increase of 24 percent over $449 million last year.
     Fluor’s Government segment reported quarterly operating profit of $19.5 million, up 10 percent from $17.7 million a year ago. Results for the quarter included an additional $7 million in costs associated with the four embassy projects that adversely impacted the first quarter. Revenues increased 9 percent to $647 million compared with $591 million last year. Operating margin was 3.0 percent, level with 3.0 percent in the second quarter of 2004.
     Operating profit for Fluor’s Global Services segment was $23.5 million, level with $23.3 million a year ago. Revenues increased 26 percent to $383 million from $303 million in the second quarter last year, reflecting new awards and an increased level of costs associated with materials provided by clients. Operating margin declined to 6.1 percent from 7.7 percent a year ago.

     Fluor’s Power segment reported quarterly operating profit of $3.1 million, down from a relatively strong $12.8 million last year. Revenues declined modestly to $119 million from $129 million a year ago. Operating margin was 2.6 percent compared with 10.0 percent in the second quarter last year. The profit and margin decline is due to a significant change in the mix of projects between the two quarters. While the current period reflects projects in the very early stages, the year-ago quarter largely reflected the successful completion of the last few projects remaining in backlog from an earlier cycle of investment in power facilities.
Results for the Six Months
     Net earnings for the first six months of 2005 were $31.0 million, or 36 cents per share. As previously mentioned, results for the first half of 2005 included the charge of $65.0 million, or 77 cents per share. This compares with $91.5 million, or $1.11 per share, for the first six months of 2004. Revenues for the 2005 six-month period were $5.8 billion compared with $4.3 billion in 2004.
Second Quarter Conference Call Information
     Fluor will host a conference call at 7 a.m. Pacific Daylight Time on Tuesday, August 9, which will be Webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The Webcast will be archived for 30 days following the call.
About Fluor Corporation
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the expected performance of the Company’s business and growth in the markets and industries that the Company serves, the Company’s future backlog, revenue and earnings growth opportunities, the expansion of markets which the Company serves, business prospects in markets which the Company serves, ongoing spending by clients, and ongoing investment and spending in markets and industries that the company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; customer delays or defaults in making payments; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the potential impact of certain tax matters; the outcome of events in dispute with clients and others; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 4, 2005. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED JUNE 30	2005	2004
Revenues	$2,919.9	$2,214.4
Costs and Expenses:
Cost of Revenues	2,888.0	2,114.8
Corporate G&A	27.7	33.0
Net Interest Income	(1.4)	(0.7)

Total Costs and Expenses	2,914.3	2,147.1

Earnings before Income Taxes	5.6	67.3
Income Tax Expense	22.0	22.5

Net Earnings (Loss)	$(16.4)	$44.8

Basic Earnings (Loss) per Share
Net Earnings	(.19)	.55
Weighted Average Shares	85.0	81.2
Diluted Earnings (Loss) per Share
Net Earnings	(.19)	.54
Weighted Average Shares	85.0	82.5
New Awards	$3,230.3	$3,306.5
Backlog	$15,666.3	$12,919.4
Work Performed	$2,857.5	$2,167.6

SIX MONTHS ENDED JUNE 30	2005	2004
Revenues	$5,779.7	$4,277.7
Costs and Expenses:
Cost of Revenues	5,629.3	4,079.2
Corporate G&A	65.7	60.8
Net Interest Income	(1.5)	0.1

Total Costs and Expenses	5,693.5	4,140.1

Earnings before Income Taxes	86.2	137.6
Income Tax Expense	55.2	46.1

Net Earnings	31.0	91.5

Basic Earnings per Share
Net Earnings	$.37	$1.13
Weighted Average Shares	84.3	81.1
Diluted Earnings per Share
Net Earnings	$.36	$1.11
Weighted Average Shares	85.6	82.3
New Awards	$6,581.0	$6,434.2
Backlog	$15,666.3	$12,919.4
Work Performed	$5,663.9	$4,186.3

FLUOR CORPORATION
Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED JUNE 30	2005		2004
Revenues
Oil & Gas	$1,213.0		$741.4
Industrial & Infrastructure	557.9		449.4
Government	647.2		591.5
Global Services	382.8		303.2
Power	119.0		128.9

Total revenues	$2,919.9		$2,214.4

Operating Profit (Loss) / Margin %	$	%	$	%

Oil & Gas	$49.6	4.1	$32.5	4.4
Industrial & Infrastructure	(63.8)	(11.4)	13.3	3.0
Government	19.5	3.0	17.7	3.0
Global Services	23.5	6.1	23.3	7.7
Power	3.1	2.6	12.8	10.0

Total operating profit / margin %	$31.9	1.1	$99.6	4.5

SIX MONTHS ENDED JUNE 30	2005		2004
Revenues
Oil & Gas	$2,396.9		$1,360.3
Industrial & Infrastructure	1,228.2		911.2
Government	1,208.4		1,169.1
Global Services	748.2		617.3
Power	198.0		219.8

Total revenues	$5,779.7		$4,277.7

Operating Profit (Loss) / Margin %	$	%	$	%

Oil & Gas	$103.9	4.3	$60.6	4.5
Industrial & Infrastructure	(43.0)	(3.5)	22.4	2.5
Government	28.6	2.4	45.2	3.9
Global Services	54.7	7.3	43.4	7.0
Power	6.2	3.1	26.9	12.2

Total operating profit / margin %	$150.4	2.6	$198.5	4.6

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	JUNE 30, 2005	DECEMBER 31, 2004
Cash and Cash Equivalents	$689.0	$604.5
Total Current Assets	2,813.7	2,723.3
Total Assets	4,094.5	3,969.6
Total Short-Term Debt	99.9	129.9
Total Current Liabilities	1,833.8	1,764.0
Long-term Debt	347.7	347.6
Shareholders’ Equity	1,391.2	1,335.8

Total Debt to Capitalization %	24.3%	26.3%
Shareholders’ Equity Per Share	$16.05	$15.81

SELECTED CASH FLOW ITEMS
($ in millions)

	SIX MONTHS ENDED JUNE 30
	2005	2004
Operating Activities
Net Income	$31.0	$91.5
Depreciation	48.7	42.8
Changes in Operating Assets and Liabilities	115.6	(147.4)
Other, net	(18.5)	30.6

Total Operating Cash Flow	176.8	17.5

Investing Activities
Capital Expenditures	(86.2)	(42.5)
Business Acquisitions	—	(33.0)
Proceeds from sale of real estate	16.6	50.2
Other, net	(4.1)	11.5

Total Investing Cash Flow	(73.7)	(13.8)

Financing Activities
Proceeds for Issuance of Debt, Net	—	323.1
Repayment of Facilities Financing	—	(100.0)
Decrease in Short-term Borrowings	(30.0)	(121.5)
Net Proceeds From Issuance of Common Stock	41.8	—
Stock Options Exercised	34.6	20.4
Cash Dividends	(27.6)	(26.6)
Other, net	(0.7)	(1.1)

Total Financing Cash Flow	18.1	94.3

Effect of Exchange Rate Changes on Cash	(36.7)	0.0

Increase in Cash and Cash Equivalents	$84.5	$98.0

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited

NEW AWARDS
($ in millions)

THREE MONTHS ENDED JUNE 30	2005		2004		% Chg
Oil & Gas	$1,220	38%	$1,290	39%	(5)%
Industrial & Infrastructure	348	11%	1,445	44%	(76)%
Government	350	11%	239	7%	46%
Global Services	748	23%	247	7%	203%
Power	564	17%	85	3%	564%

TOTAL NEW AWARDS	$3,230	100%	$3,306	100%	(2)%

SIX MONTHS ENDED JUNE 30	2005		2004		% Chg
Oil & Gas	$2,700	41%	$2,347	36%	15%
Industrial & Infrastructure	940	14%	2,684	42%	(65)%
Government	793	12%	651	10%	22%
Global Services	1,502	23%	646	10%	133%
Power	646	10%	106	2%	509%

TOTAL NEW AWARDS	$6,581	100%	$6,434	100%	2%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2005		2004		% Chg
Oil & Gas	$5,982	38%	$5,301	41%	13%
Industrial & Infrastructure	4,479	29%	4,356	34%	3%
Government	1,165	7%	915	7%	27%
Global Services	3,106	20%	1,893	15%	64%
Power	934	6%	454	3%	106%

TOTAL BACKLOG	$15,666	100%	$12,919	100%	21%

United States	$5,475	35%	$4,601	36%	19%
The Americas	3,519	22%	3,130	24%	12%
Europe, Africa and the Middle East	5,598	36%	4,316	33%	30%
Asia Pacific	1,074	7%	872	7%	23%

TOTAL BACKLOG	$15,666	100%	$12,919	100%	21%